Exhibit 2.2





                        AGREEMENT AND PLAN OF MERGER

                                DATED AS OF

                               APRIL 5, 1999

                                BY AND AMONG

                            THEGLOBE.COM, INC.,

                          BUCKY ACQUISITION CORP.,

                           ATTITUDE NETWORK LTD.

                                    AND

                        CERTAIN STOCKHOLDERS THEREOF

                        AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of April 5, 1999 (this "Agreement"), by and among theglobe.com, inc., a Delaware corporation ("theglobe"), Bucky Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of theglobe ("Merger Sub"), Attitude Network Ltd., a Delaware corporation (the "Company"), and those stockholders of the Company that are executing and delivering counterparts hereto (collectively, the "Sellers"). theglobe, Merger Sub, the Company and the Sellers are sometimes referred to herein, individually, as a "Party," and collectively, as the "Parties."

                            W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of theglobe, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is fair to and in the best interests of their respective corporations and stockholders and have approved the Merger and this Agreement;

          WHEREAS, the Boards of Directors of the Company and Merger Sub have each recommended the adoption of this Agreement and the Merger to their respective stockholders in accordance with the Delaware General Corporation Law, as amended (the "DGCL");

          WHEREAS, in accordance with the terms of this Agreement, holders of the common stock, par value $0.001 per share of the Company (the "Company Common Stock" or "Company Shares") will receive common stock, par value $0.001 per share of theglobe ("theglobe Common Stock" or "theglobe Shares"); and

          WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and it is further intended that theglobe Common Stock to be issued in the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933 (the "Securities Act") and the qualification requirements of any state "blue sky" laws.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:


                                 ARTICLE I

                                 THE MERGER

     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2(b)) and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") in the Merger, and as of the Effective Time shall be a wholly-owned subsidiary of theglobe and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004, at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in
Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as theglobe and the Company shall agree (the date of the Closing, the "Closing Date"); provided, however, that the Parties shall use their reasonable best efforts to cause the Closing Date to occur on or before April 6, 1999.

               (b) On the Closing Date, theglobe, the Company and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") in respect of the Merger to be properly executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective at such time at which the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later time reflected in the Certificate of Merger as shall have been agreed by theglobe and the Company in accordance with the DGCL (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of the constituent corporations of the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such constituent corporation or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by theglobe and the Company prior to the Closing, at the Effective Time:

               (a) The certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in
Exhibit 1.4(a);

               (b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law (as defined in Section 3.6(a)) and the certificate of incorporation of the Surviving Corporation;

               (c) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

               (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.


                                 ARTICLE II

                            MERGER CONSIDERATION

     Section 2.1 Treatment of Capital Stock. The manner and basis of converting the shares of Company Common Stock and shares of common stock of Merger Sub, by virtue of the Merger and without any action on the part of any Person thereof, shall be as set forth in this Article II.

     Section 2.2 Conversion of Company Common Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Outstanding Shares") other than those held in the treasury of the Company ("Excluded Shares") and any Dissenting Shares (as defined in Section 2.7) and all rights in respect thereof, shall forthwith cease to exist and be converted into the right to receive the Merger Consideration Per Share (as defined in Section 2.5(a)), subject to the provisions of Section 8.4.

               (b) Except as otherwise provided in this Agreement, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall evidence the right to receive shares of theglobe Common Stock on the basis set forth in this Agreement.

     Section 2.3 Cancellation of Excluded Shares. At the Effective Time, each Excluded Share, by virtue of the Merger and without any action on the part of any Person, shall be canceled and retired, and no shares of stock or other securities of theglobe or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid in respect of such Excluded Shares.

     Section 2.4 Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.5 Merger Consideration. (a) The "Merger Consideration Per Share" shall be the fraction of one share of theglobe Common Stock equal to the quotient of (x) the Aggregate Consideration divided by (y) the Fully Diluted Company Shares (each as defined in Section 2.5(b)).

               (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Aggregate Consideration" shall mean the number of shares of theglobe Common Stock equal to the quotient of (x) divided by (y), where (x) equals (A) the sum of (1) $43,000,000 plus (2) the Aggregate Exercise Price less (B) the sum of (1) the Non-Permitted Indebtedness Amount plus (2) the Invoiced Transaction Costs plus (3) the Bonus Amounts (such amount calculated pursuant to this clause (x), the "Aggregate Dollar Consideration"), and (y) equals the Reference Share Price.

                    (ii) "Aggregate Exercise Price" shall mean the aggregate exercise price of all Options (as defined in Section 2.8(a)), Warrants (as defined in Section 2.8(b)) and other securities convertible into or exchangeable for Company Common Stock (including the Demand Notes (as defined in Section 2.5(b)(v))) (collectively, "Convertible Securities") outstanding immediately prior to the Effective Time (which shall not include Convertible Securities being exercised in connection with the Merger) other than any such Convertible Securities with a per share exercise price that is greater than the Reference Share Price. For purposes of calculating the exercise price of the Demand Notes, the Demand Notes shall be deemed to have an exercise price of $0.

                    (iii) "Bonus Amounts" shall mean the aggregate amount of all obligations of the Company and the Subsidiary (as defined in Section 3.4(a)) incurred in connection with bonuses and other compensation arrangements arising out of the transactions contemplated by this Agreement (other than amounts arising out of the employment agreements referenced in Section 6.1(h) or any acceleration of the vesting of any Options).

                    (iv) "Fully Diluted Company Shares" shall mean the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (which shall include for this purpose any shares issued upon exercise of any Convertible Securities in connection with the Merger) plus (2) the number of shares of Company Common Stock issuable upon the exercise of any Convertible Securities with a per share exercise price less than the Reference Share Price outstanding immediately prior to the Effective Time and not being exercised in connection with the Merger. For purposes of calculating the Fully Diluted Company Shares, the Demand Notes shall be deemed to be convertible into a number of shares of Company Common Stock based on the proportion that the total amount of Indebtedness under the Demand Notes outstanding immediately prior to the Effective Time bears to the Aggregate Dollar Consideration (such number of shares, the "Demand Note Company Shares").

                    (v) "Indebtedness" shall mean, without duplication, the outstanding principal amount of, and all interest, penalties, premiums and other amounts accrued in respect of, (1) all indebtedness for borrowed money of the Company or the Subsidiary, whether or not recourse to the Company or the Subsidiary, (2) every obligation of the Company or the Subsidiary evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, the Demand Promissory Notes listed on Exhibit 2.5(b)(v) hereto (the "Demand Notes") and amounts owing pursuant to the Conveyance Agreement (as defined in Section 2.5(b)(viii)), (3) every reimbursement obligation of the Company or the Subsidiary with respect to letters of credit (including standby letters of credit only to the extent drawn upon), bankers' acceptances or similar facilities issued for the account of the Company or the Subsidiary, (4) every obligation of the Company or the Subsidiary issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (5) every capital lease obligation of the Company or the Subsidiary, and (6) every obligation of the type referred to in clauses (1) through (5) of another Person and all dividends of another Person the payment of which, in either case, the Company or the Subsidiary has guaranteed or for which the Company or the Subsidiary is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

                    (vi) "Non-Permitted Indebtedness Amount" shall mean the aggregate amount of Indebtedness as of the close of business on the day immediately preceding the Closing Date, excluding all amounts owing pursuant to the Conveyance Agreement, dated as of August 1, 1996, between Accursed Toys, Inc. and the Company (the "Conveyance Agreement") to the extent the unpaid amounts under such Conveyance Agreement are less than or equal to $5,079,737.90, and excluding all amounts owing pursuant to the Demand Notes.

                    (vii) "Reference Share Price" shall mean the average closing price of theglobe Common Stock on the NASDAQ National Market for the fifteen trading days immediately preceding the date of this Agreement.

                    (viii) "Transaction Costs" shall mean all fees and expenses of financial, legal, accounting and other advisors retained by the Company or the Subsidiary and all other out-of-pocket costs of the Company or the Subsidiary incurred prior to or at the Effective Time in connection with the transactions contemplated hereby; and "Invoiced Transaction Costs" shall mean any Transaction Costs with respect to which the Company or the Subsidiary has received a written invoice prior to the Closing Date. The Sellers and the Company agree that the Invoiced Transaction Costs shall not exceed $250,000 in the aggregate.

               (c) theglobe shall issue to each holder (a "Stockholder") of a stock certificate which immediately prior to the Effective Time represented Outstanding Shares other than Excluded Shares or Dissenting Shares (a "Certificate"), the number of shares of theglobe Common Stock equal to the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration Per Share upon receipt by theglobe of the Certificate and a completed and duly executed letter of transmittal in the form of Exhibit 2.5(c)(i) (a "Letter of Transmittal"); provided, that the number of shares issued and delivered to a Seller shall be reduced by the number of Escrowed Shares allocable to such Seller. Within 15 days following the Closing Date, the Company shall mail a Letter of Transmittal to all holders of certificates representing Company Common Stock together with the notice of action of Stockholders by written consent in accordance with Section 228 of the DGCL. Each Seller has delivered an executed Accredited Investor Questionnaire in the form of Exhibit 2.5(c)(ii) on or prior to the date hereof.

               (d) The Company and the Sellers shall deliver to theglobe no later than the close of business on the business day immediately preceding the Closing Date a certificate (the "Closing Certificate") setting forth
(i) the Aggregate Consideration, (ii) the Merger Consideration Per Share,
(iii) the number of Outstanding Shares, (iv) the total number of shares of Company Common Stock issuable upon the exercise of any Convertible Securities and the per share exercise price of each such Convertible Security, (v) the Aggregate Exercise Price, (vi) the Non-Permitted Indebtedness Amount, (vii) the Bonus Amounts, (viii) the number of Demand Note Company Shares and (ix) the Invoiced Transaction Costs, in each case together with reasonable backup thereto.

     Section 2.6 Cash in Lieu of Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificates or scrip evidencing fractional shares of theglobe Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of theglobe. In lieu of any such fractional shares, each holder of Company Shares upon surrender of a Certificate for exchange pursuant to this Article II shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (x) the Reference Share Price by (y) the fractional interest to which such holder would otherwise be entitled (after taking into account all Certificates held by such holder). Any payment received by a holder of Company Shares with respect to fractional share interests is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration.

     Section 2.7 Dissenter's Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in
Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his Shares under Section 262 of DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall be converted and exchanged in accordance with Section 2.2. The Company shall give theglobe
(i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal; and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to any demands for appraisal. The Company shall not, except with the prior written consent of theglobe, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

     Section 2.8 Option and Warrant Rollovers. (a) Each option, whether vested or not vested, exercisable for shares of Company Common Stock (an "Option") outstanding at the Effective Time shall, at the Effective Time, be assumed by theglobe and shall thereafter constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option immediately prior to the Effective Time, a number of shares of theglobe Common Stock equal to the product of the Merger Consideration Per Share multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time, with an exercise price per share of theglobe Common Stock (rounded up to the nearest $.001) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option immediately prior to the Effective Time divided by the number of full shares of theglobe Common Stock purchasable pursuant to such Option immediately following the Effective Time; provided, however, that the number of shares of theglobe Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, theglobe shall pay to the holder thereof an amount of cash equal to such fraction multiplied by the Reference Share Price. theglobe shall assume the obligations of the Company under the Company's 1996 Stock Option Plan and shall comply with the terms thereof.

               (b) Each warrant, whether vested or not vested, exercisable for shares of Company Common Stock (a "Warrant") outstanding at the Effective Time shall, at the Effective Time, be assumed by theglobe and shall thereafter constitute a warrant to acquire, on the same terms and conditions as were applicable under such assumed Warrant immediately prior to the Effective Time, a number of shares of theglobe Common Stock equal to the product of the Merger Consideration Per Share multiplied by the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time, with an exercise price per share (rounded up to the nearest $.001) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time divided by the number of full shares of theglobe Common Stock purchasable pursuant to such Warrant immediately following the Effective Time; provided, however, that the number of shares of theglobe Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares and, upon the last such exercise of such Warrant, theglobe shall pay to the holder thereof an amount of cash equal to such fraction multiplied by the Reference Share Price.

     Section 2.9 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

     Section 2.10 Restructuring. Notwithstanding anything in this Agreement to the contrary, theglobe may, in its sole discretion, restructure the Merger so as to substitute theglobe or any wholly-owned subsidiary of theglobe for Merger Sub as one of the constituent corporations in the Merger and so that the Company shall merge with theglobe or such other wholly-owned subsidiary, with theglobe, the Company or such other wholly-owned subsidiary continuing as the surviving corporation in the Merger; provided, however, that no such change shall change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement. In the event of such restructuring, the Parties shall promptly enter into any amendment to this Agreement necessary or desirable to provide for such restructuring and in connection therewith the Company and the Sellers shall reasonably cooperate with theglobe by providing such customary representations as shall be requested by theglobe supporting the qualification of such restructuring as a reorganization under Section 368 of the Code.

     Section 2.11 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to theglobe Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of theglobe Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of theglobe Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of theglobe Common Stock.

     Section 2.12 Transfers of Ownership. If any certificate for shares of theglobe Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person (as defined in Section 9.3(a)) requesting such exchange will have paid to theglobe or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of theglobe Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of theglobe or any agent designated by it that such tax has been paid or is not payable.

     Section 2.13 No Liability. Notwithstanding anything to the contrary in this Agreement, none of theglobe, the Surviving Corporation or any other Party shall be liable to a holder of shares of theglobe Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.14 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, theglobe shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the appropriate number of shares of theglobe Common Stock and the appropriate amount of cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.6; provided, that theglobe may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify theglobe (including through the posting of a bond) against any loss or cost incurred by or claim that may be made against theglobe or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

     Section 2.15 Restricted Securities. The shares of theglobe Common Stock issued in connection with the Merger will be "restricted securities" under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. It is understood that the certificates evidencing the shares of theglobe Common Stock issued in connection with the Merger will bear one or both of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b) Any legend required by applicable state Law.

               (c) Any legend required by Regulation S promulgated under the Securities Act ("Regulation S").

     Section 2.16 Registration Rights. Holders of theglobe Common Stock issued pursuant to this Agreement (including Persons to whom shares of theglobe Common Stock may be issuable pursuant to Section 2.8(b) upon the exercise of Warrants and pursuant to Section 5.17 upon conversion of the Demand Notes) shall, as of the Effective Time, be entitled to certain registration rights with respect to such shares as provided in the Registration Rights Agreement to be executed and delivered by theglobe at the Closing (the "Registration Rights Agreement") the form of which is set forth in Exhibit 2.16 hereto, upon execution of the Registration Rights Agreement by such holders.


                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SELLERS

          The Company and each of the Sellers each hereby jointly and severally represents and warrants to theglobe and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

     Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, be material. The minute books (containing the records of meetings of stockholders, the Board of Directors, and any committees of the Board of Directors), the stock record and certificate books of the Company contain true, complete and accurate records of all corporate actions taken at any such meetings and other corporate governance matters, the stock ownership of the Company and the transfer of the shares of its capital stock since the date of inception of the Company. Schedule 3.1 lists each of the directors and officers of the Company.

     Section 3.2 Authority. Each of the Sellers and the Company has the requisite right, power and authority (and, in the case of the Sellers that are natural persons, legal capacity) to enter into this Agreement and any Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Documents to which it is a party has been or will be, duly and validly executed and delivered by each of the Sellers and the Company and constitutes, and each of the Ancillary Documents to which it is a party constitutes, or will upon execution and delivery constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity. All proceedings or other actions on the part of the Company and each Seller necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby or thereby have been taken. Each Seller is an "accredited" investor as defined in Rule 501 of the rules and regulations promulgated under the Securities Act.

     Section 3.3 Capitalization; Title to Shares. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 13,114,457 shares are issued and outstanding, and 5,000 shares of Preferred Stock, of which no shares are issued and outstanding. The full name and address of each Stockholder, and the number of shares of Company Common Stock owned by such Stockholder, is set forth on Schedule 3.3. All the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and those shares of Company Common Stock held by the Sellers are owned free and clear of any lien, pledge, charge, assessment, security interest, mortgage, claim, option, easement, imperfection of title, tenancy or other legal or equitable right of others, or other encumbrance of any character whatsoever (including, without limitation, right of first refusal) (each an "Encumbrance"). Except as set forth on Schedule 3.3, there are no shares of capital stock of the Company authorized, issued or outstanding, and there are no outstanding Options, Warrants, or other Convertible Securities, subscriptions, rights (including, without limitation, preemptive rights), stock-based or stock-related awards or other contracts, agreements or arrangements (or Commitments (as defined in Section 3.8(a)) with respect to issuance or grant of any of the foregoing) to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers may be bound of any character relating, or obligating the Company or the Sellers, to issue, grant, award, transfer or sell, or based on the value of, any issued or unissued shares of Company's capital stock or other securities of the Company. Except as set forth on Schedule 3.3, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of the Sellers is a party with respect to the voting of capital stock of the Company. Each Stockholder that is an officer or director of the Company or of the Subsidiary, and each Stockholder that holds 10% or more of the issued and outstanding shares of Company Common Stock as of the date hereof or as of the Closing Date, is a Seller.

     Section 3.4 Subsidiaries. (a) The Company does not own, directly or indirectly, any equity or other ownership interest in any Person other than Kaleidoscope Networks Limited, a company registered in England and Wales #30573775 (the "Subsidiary"). Except as set forth on Schedule 3.4(a), neither the Company nor the Subsidiary is a party to any Commitment to purchase or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

               (b) The authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, one pound sterling per share, of the Subsidiary, of which 200 shares are issued and outstanding. All such issued and outstanding shares are owned by the Company and are duly authorized and validly issued and are fully paid or credited as fully paid, free and clear of all Encumbrances. There are no outstanding options, warrants, or other convertible or exchangeable securities, subscriptions, rights (including, without limitation, preemptive rights), stock-based or stock-related awards or other contracts, agreements or arrangements (or Commitments with respect to issuance of any of the foregoing) to which the Subsidiary is a party or by which the Subsidiary may be bound of any character relating, or obligating the Subsidiary, to issue, grant, award, transfer or sell, or based on the value of, any issued or unissued shares of the Subsidiary's capital stock.

               (c) The Subsidiary is duly organized, validly existing and in good standing under the laws of England and Wales and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Subsidiary is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, be material.

     Section 3.5 Financial Statements. (a) Schedule 3.5 sets forth (1) the unaudited consolidated balance sheet of the Company and the Subsidiary as of December 31, 1998 (the "1998 Balance Sheet"), and the related consolidated statement of operations, of changes in stockholders' equity (deficit) and of cash flows for the 12-month period then ended, including the notes thereto, and (2) the audited consolidated balance sheets of the Company and the Subsidiary as of December 31, 1997 and December 31, 1996 and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows for the 12-month periods then ended, including the notes thereto (the financial statements referred to in clauses (1) and (2) collectively, the "Financial Statements"). The Financial Statements as of and for the period ended December 31, 1998 are referred to herein as the "1998 Financial Statements." The Financial Statements (i) are in accordance with the books and records of the Company and the Subsidiary, (ii) fairly present the financial position, results of operations and cash flows of the Company and the Subsidiary taken as a whole in all material respects as of the respective dates and for the respective periods referred to therein and (iii) were prepared in accordance with generally accepted United States accounting principles ("GAAP"), in effect on the date hereof, applied on a basis consistent with that of prior years or periods. The books of account and other financial and corporate records of the Company and the Subsidiary are complete and correct in all material respects.

               (b) All of the Company's and the Subsidiary's inventory reflected on the 1998 Balance Sheet (the "Inventory") is (or was prior to the sale thereof) substantially suitable, usable, or (in the case of work in process and finished goods) salable at market prices in the ordinary course of business and have been valued at the lower of cost (on a FIFO basis) or market, in accordance with GAAP. The quantity of the Company's and the Subsidiary's Inventory on hand at the Closing Date will be at levels substantially consistent with the requirements of then outstanding sales Commitments or current sales projections of the Company and the Subsidiary.

               (c) All accounts and notes receivable reflected on the 1998 Balance Sheet and those accounts and notes receivable of the Company and the Subsidiary acquired or created after the date of the 1998 Balance Sheet through the Closing Date (collectively, the "Receivables"), (i) were, are and shall be bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice and (ii) have been collected in full or will be collectible at their face amounts, except to the extent of the allowance for doubtful accounts reflected on the 1998 Balance Sheet.

     Section 3.6 Compliance with Laws; Permits. (a) Except as set forth on
Schedule 3.6(a), each of the Company and the Subsidiary has complied at all times since inception and presently is in compliance with all foreign and domestic (federal, state and local) laws, statutes, ordinances, rules, regulations and bodies of law, including, without limitation, Environmental Laws (as defined in Section 3.6(b)(ii)) (collectively, "Laws") and Orders (as defined in Section 3.7(a)) in all material respects. Except as set forth on Schedule 3.6(a), since the earlier of the Company's inception and the Subsidiary's inception, none of the Company, the Subsidiary nor any Seller is aware of, nor have any of them received, any notice of any alleged material failure to comply with any Law. A complete and correct list of each material license, permit, consent, registration, certificate, franchise, approval, order or other authorization of any Governmental Entity (as defined in Section 3.7 (a)) (each, a "Permit") held by the Company or the Subsidiary is set forth on Schedule 3.6(a). Except as set forth on Schedule 3.6(a), the Company and the Subsidiary have all Permits required for the conduct of its business. All of the Company's and the Subsidiary's Permits are valid and in full force and effect, and the Company and the Subsidiary have duly performed and are in compliance with all of their obligations under such Permits. No event (including without limitation the execution, delivery and performance of this Agreement and the consummation of the Merger) has occurred with respect to such Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non-renewal or termination thereof or would result in any other material impairment of the rights of the Company in and under any of such Permits, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any Permit have been threatened.

               (b) (i) None of the Company, the Subsidiary or any Seller has received any notices, directives, violation reports, actions or claims or other communications from or by any foreign, federal, state or local governmental agency or any other Person concerning the Company or the Subsidiary or any of their predecessors and any Environmental Laws (as defined in Section 3.6(b)(ii)), including, without limitation, requests to perform any investigatory or remedial activity, or alleging that, in connection with Hazardous Materials (as defined in Section 3.6(b)(ii)), conditions at any real properties owned or leased by the Company or the Subsidiary or their predecessors have resulted in or caused or threatened to result in or cause injury or death to any Person or damage to any property, including, without limitation, damage to natural resources, and, to the knowledge of the Company and the Sellers, no such notices, directives, violation reports, actions, claims, assessments or allegations exist; (ii) neither the Company nor the Subsidiary currently leases, operates or owns any real properties that are listed or, to the knowledge of the Company or any Seller, are threatened to be listed on a "Superfund" list or with respect to which there is any pending proceeding or investigation under any Environmental Law and, to the knowledge of the Company and the Sellers, no such proceeding or investigation is threatened;
(iii) throughout the period of operation of any real properties by the Company and the Subsidiary, the Company and the Subsidiary have operated and continue to operate such real properties in material compliance with all Environmental Laws; (iv) to the knowledge of the Company and the Sellers, no underground or above-ground storage tanks either are, or have been, located at, on, under, about, or within any of such real properties;
(v) there has been no spill, discharge, release, contamination or cleanup by the Company or the Subsidiary of any Hazardous Materials used, generated, treated, stored, disposed of or handled by the Company or the Subsidiary at such real properties in a manner which would give rise to any Liability under any Environmental Laws and, to the knowledge of the Company and the Sellers, no spill, discharge or release or contamination or cleanup by the Company or the Subsidiary of any Hazardous Materials has occurred on or to such real properties by any third party in a manner which would give rise to any Liability under any Environmental Laws; (vi) neither the Company nor the Subsidiary have used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any Liability under any Environmental Laws; (vii) to the knowledge of the Company and the Sellers, there are no facts, events, or conditions (including, without limitation, the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which interfere with or prevent continued compliance by the Company and the Subsidiary with, or give rise to any present or potential Liability (including with respect to past activities) under, any Environmental Laws; and (viii) the Company and the Subsidiary have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all applicable Permits which are required to be obtained under all applicable Environmental Laws, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Materials, and all such Permits are in full force and effect.

                    (ii) For the purposes of this Agreement, the term "Environmental Laws" shall mean, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action (including, without limitation, nuisance and trespass causes of action) providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including without limitation leases, asset purchase agreements and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions and Orders relating to Environmental Matters; the term "Hazardous Materials" shall mean any pollutants, contaminants, substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos or asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon and other radioactive elements, electromagnetic field and other types of radiation, sonic forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of Liability under, any Environmental Laws; and the term "Environmental Matters" shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, or health or safety of employees, and any matter relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Materials into the air (indoor or outdoor), surface water, groundwater, soil, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

     Section 3.7 Consents; No Violations. (a) Except as set forth on
Schedule 3.7(a), neither the execution, delivery or performance of this Agreement or the Ancillary Documents by the Company or the Sellers nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation, as amended, or the Amended and Restated By-laws or the other organizational documents of the Company or the Memorandum and Articles of Association or other organizational documents of the Subsidiary; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (x) any Law, (y) any judgment, order, injunction, ruling, decree, stipulation or award of any Governmental Entity or private arbitration panel (each, an "Order") to which the Company, the Subsidiary or any Seller is subject or by which the Company, the Subsidiary or any Seller or any of their respective properties is bound or (z) any Permit or Commitment of any Seller, the Subsidiary or the Company, or to which they or any of them or any of their, his or its properties is subject; (iii) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any governmental or regulatory authority, agency, court, commission, body or other governmental entity (each, a "Governmental Entity") or third party; or (iv) create any Encumbrance upon any of the assets or properties of the Company or the Subsidiary.

               (b) The Company is its own "ultimate parent entity" as defined in the rules promulgated by the Federal Trade Commission to implement the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act Rules"), and the Company does not (together with all entities it controls as determined in accordance with the HSR Act Rules (including, without limitation, the Subsidiary)) have annual net sales or total assets equal to or greater than $10,000,000, as calculated in accordance with the HSR Act Rules.

     Section 3.8 Commitments. (a) Schedule 3.8(a) sets forth a true and complete list of contracts, agreements, understandings, arrangements or commitments of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types to which (i) the Company or the Subsidiary is a party or
(ii) any Seller is a party in connection with the business or operations of the Company or the Subsidiary, or, in either case, by or to which the Company or the Subsidiary or any of their properties may be bound or subject:

                    (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

                    (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for payments in excess of $10,000 in the aggregate;

                    (iii) Commitments relating to the acquisition by the Company or the Subsidiary of any operating business or the capital stock of any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                    (iv) Commitments relating to any Litigation (as defined in Section 3.15);

                    (v) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of any debt, obligation or other Liability of any Person, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements, and Commitments otherwise relating to Indebtedness;

                    (vi) Commitments under which the Company or the Subsidiary agrees to indemnify any Person;

                    (vii) Commitments containing covenants of the Company or the Subsidiary or any successor thereto or any Employee (as defined in Section 3.20(k)(ii)) not to compete, do business in any line of business or in any geographical area or with any Person, or to disclose certain information, or covenants of any other Person not to compete with the Company or the Subsidiary in any line of business or in any geographical area or disclose information concerning the Company or the Subsidiary;

                    (viii) Commitments pursuant to which the Company or the Subsidiary leases, subleases, licenses or otherwise has the right to use any real or personal property;

                    (ix) Commitments in respect of licenses or other Commitments relating to Intellectual Property (as defined in Section 3.16(a)) and Commitments relating to retailer relationships, e-commerce relationships and advertising arrangements;

                    (x) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

                    (xi) Commitments with any Governmental Entity;

                    (xii) Commitments relating to general or special powers of attorney (whether as grantor or grantee);

                    (xiii) Commitments with any Employee or consultant relating to (A) non-disclosure, confidentiality, assignment of inventions, proprietary rights or non-competition agreements and (B) severance, bonus or similar arrangements that become operative in connection with or following the Merger or otherwise;

                    (xiv) Commitments (other than those specified in any of clauses (i) through (xiii) of this clause (a)) which relate to or affect the business, operations or any of the assets or properties of the Company or the Subsidiary in any way, except those (A) which are specifically not required to be scheduled pursuant to the provisions of any of clauses (i) through (xiii) of this paragraph (a), (B) which are cancellable by the Company or the Subsidiary on 90 days' or less notice without any penalty or other financial obligation and which involve payments of less than $10,000 in such 90 day period, or (C) which involve annual aggregate payments of $10,000 or less; and, in the case of each of clauses (A), (B) and (C) above, are not material; and

                    (xv) Commitments currently in negotiation by the Company or the Subsidiary of a type which if entered into would be required to be listed on Schedule 3.8(a) or to be disclosed on any other Schedule hereto.

               (b) True and complete copies of all Commitments listed on
Schedule 3.8(a) have been delivered to theglobe. Except as set forth on
Schedule 3.8(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against the Company, the Subsidiary or the applicable Sellers (as the case may be), and, to the knowledge of the Company and the Sellers, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used by the Company or the Subsidiary in the conduct of their businesses, have been delivered to theglobe. Except as set forth on Schedule 3.8(b), (i) there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Commitment listed or required to be listed on Schedule 3.8(a) and (ii) none of the Company, the Subsidiary or, to the knowledge of the Company and the Sellers, any other party to any of the Commitments listed on Schedule 3.8(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no waiver or indulgence has been granted by any of the parties thereto.

     Section 3.9 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.9 or incurred in connection with the transactions contemplated hereby, neither the Company nor the Subsidiary has any debts, liabilities or obligations (absolute, accrued, contingent or otherwise) matured or unmatured ("Liabilities") other than (a) Liabilities which are adequately reflected, or fully accrued or provided for in the 1998 Financial Statements or (b) Liabilities arising since December 31, 1998 in the ordinary course of business consistent (in amount and kind) with past practice which are not, individually or in the aggregate, material.

     Section 3.10 Absence of Certain Changes. Except as set forth on
Schedule 3.10, since December 31, 1998: (i) the respective businesses of the Company and the Subsidiary have been conducted in the ordinary course of business consistent with past practice, and (ii) neither the Company nor the Subsidiary has (a) suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations or prospects of the Company and the Subsidiary taken as a whole; (b) suffered any damage, destruction or casualty loss to its physical properties (whether or not covered by insurance) which individually or in the aggregate has been or could reasonably be expected to be material; (c) been the subject of any threatened or commenced investigation by a Governmental Entity or Litigation; (d) except for fair consideration, in the ordinary course of business and consistent with past practice, canceled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets; (e) made or committed to make any capital expenditure or commitment individually in excess of $10,000 or in the aggregate in excess of $50,000;
(f) made any change in any method of accounting or accounting practice; (g) increased any salaries, wages or employee benefits, paid any bonuses, or otherwise increased the compensation of any of its officers, directors, Employees or consultants, other than in the ordinary course of business and consistent with past practice; (h) declared, set aside or paid any dividends or made other distributions to any holder of its capital stock or other securities or redeemed or otherwise acquired any shares of its capital stock or other equity securities or issued or sold any additional shares of the capital stock of, or any other equity interests in, the Company or the Subsidiary, or securities convertible into or exchangeable for such shares or equity interests; (i) made any loan to or engaged in any other transaction with any officer, director, Employee, consultant or shareholder, other than advances to such persons in the ordinary course of business in connection with travel and other business-related expenses; or
(j) agreed to take any action referred to in this Section 3.10(ii).

     Section 3.11 Brokers and Finders; Fees. None of the Company, the Subsidiary or the Sellers has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     Section 3.12 Real Estate. (a) "Owned Real Property" shall mean the real property owned by the Company or the Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing. Schedule 3.12(a) sets forth a list of all Owned Real Property. With respect to the Owned Real Property, (i) the Company or the Subsidiary has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except for (A) Encumbrances disclosed in Schedule 3.12(a), (B) liens for taxes not yet due and payable, and (C) Encumbrances that are not material, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of the Owned Real Property, (iv) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Owned Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (v) the Company or the Subsidiary, as applicable, has all rights of access necessary for ingress to and egress from the Owned Real Property from or to public streets.

               (b) "Leased Real Property" shall mean the real property leased or subleased by the Company or the Subsidiary, as tenant, together with, to the extent leased or subleased by the Company or the Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or the Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing. Schedule 3.12(b) sets forth a list of all Leased Real Property. With respect to the Leased Real Property, (i) the Company or the Subsidiary has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances, (ii) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (iii) the Company or the Subsidiary, as applicable, has all rights of access necessary for ingress to and egress from the Leased Real Property from or to public streets. Except as set forth on Schedule 3.12(b), (A) each such lease or sublease is legal, valid, binding and enforceable and in full force and effect and (B) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a breach or require any third party consent under any such lease or sublease.

               (c) Except as set forth on Schedule 3.12(c), (i) there are not now nor have there ever been any pending or, to the knowledge of the Company and the Sellers, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property, the use and occupancy thereof by the Company or the Subsidiary, as applicable, and the conduct of their respective businesses thereon and therein do not violate any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws the violation of which would materially and adversely affect the use, value or occupancy of any such property or the conduct of such business thereon, (iii) there are not now nor have there ever been any material violations by the Company, the Subsidiary or any of the Sellers of any of the restrictions or Laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Owned Real Property encroaches upon real property of another Person, and no structure or improvement of another Person encroaches upon any of the Owned Real Property or Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

     Section 3.13 Sufficiency of Assets. The assets, rights, and properties owned, leased or licensed by the Company and the Subsidiary constitute all assets, rights, and properties used or held for use in, and necessary to, the conduct of their businesses as presently conducted or proposed to be conducted.

     Section 3.14 Tangible Property. Except as set forth on Schedule 3.14, the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related items and other tangible property that are required to properly operate the business of the Company or the Subsidiary or are individually or in the aggregate material to the business, financial condition, operations, results of operations or prospects of the Company and the Subsidiary taken as a whole (the "Tangible Property") are in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects, are being maintained and replaced in accordance with past practice, and are suitable for their current use. The Company or the Subsidiary has good and marketable title to, or a valid leasehold interest in or contractual right to use, all Tangible Property, free and clear of all Encumbrances except as disclosed in Schedule 3.14.

     Section 3.15 Litigation and Orders. There is no claim, demand, notice, action, suit, proceeding, arbitration, investigation, audit, inquiry or hearing by or before any Governmental Entity or private arbitration tribunal ("Litigation") pending or, to the knowledge of the Company and the Sellers, threatened against, affecting or involving the Company, the Subsidiary or any of their respective rights or properties, or which seek to prevent or challenge the transactions contemplated hereby. There are no unsatisfied judgments against the Company or the Subsidiary or any consent decrees or other Orders to which the Company or the Subsidiary is subject or their respective assets or properties are bound.

     Section 3.16 Intellectual Property. (a) Except as set forth on
Schedule 3.16(a), the Company or the Subsidiary owns, or licenses or otherwise possesses legally enforceable rights to use (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;
(ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;
(iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, inventory, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technology, technical data, designs, drawings, specifications, net lists, schematics, algorithms, tangible and intangible proprietary information, customer, supplier and material lists, pricing and cost information and business and marketing plans and proposals); (vi) all computer software or applications including data and related documentation (in source code and/or object code form); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all licenses or agreements in connection with the foregoing (collectively, "Intellectual Property") that have been used in the business of the Company or the Subsidiary or are used in the business of the Company or the Subsidiary as currently conducted (collectively, "Company Intellectual Property"). Neither the Company nor the Subsidiary has (i) licensed any of the Company Intellectual Property in source code form to any Person or (ii) entered into any exclusive agreements relating to the Company Intellectual Property with any Person.

               (b) Schedule 3.16(b) lists (i) all patents and patent applications and all registered trademarks, trade names, and service marks, trademark applications, service mark applications, registered copyrights, and registered mask works included in the Company Intellectual Property, including the jurisdictions in which such Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all unregistered trademarks, trade names, service marks, copyrights, and mask works included in the Company Intellectual Property; (iii) all licenses, sublicenses and other agreements as to which the Company or the Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property; (iv) all licenses, sublicenses and other agreements as to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software (collectively, "Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of the Company or the Subsidiary; and (v) all universal resource locators ("URLs") owned or used by the Company or the Subsidiary and any URLs with respect to which the Company or the Subsidiary has any rights.

               (c) Other than as set forth on Schedule 3.16(c), no Employee or consultant or former Employee or consultant of the Company, the Subsidiary or, to the knowledge of the Company and the Sellers, any other third party, has interfered with, infringed upon, misappropriated, made unauthorized use of, disclosed, or otherwise come into conflict with any Company Intellectual Property, and neither the Company nor the Subsidiary has brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party.

               (d) Other than as set forth on Schedule 3.16(d), neither the Company nor the Subsidiary nor any Employee, consultant or former Employee or consultant of the Company or the Subsidiary nor, to the knowledge of the Company and the Sellers, any other third party (but, with respect to such other third parties, only to an extent that could result directly or indirectly in Liability to the Company or the Subsidiary), has interfered with, infringed upon, misappropriated, made unauthorized use, disclosed, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor the Subsidiary has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or the Subsidiary must license or refrain from using any Intellectual Property rights of third parties). The continued operation of the respective businesses of the Company and the Subsidiary as presently conducted and as presently proposed to be conducted will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties. Neither the Company nor the Subsidiary is, nor will either of them be, as a result of the Company's execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other Commitment relating to any Intellectual Property, Third Party Intellectual Property Rights or Intellectual Property rights of third parties.

               (e) All Company Intellectual Property is valid and subsisting. Each item of Company Intellectual Property will be owned or available for use by the Company or the Subsidiary on identical terms and conditions immediately subsequent to the Effective Time. Except as set forth in Schedule 3.16(e), the Company or the Subsidiary has taken reasonably appropriate action to maintain and protect each item of Company Intellectual Property, including, where necessary, appropriate steps to protect and preserve confidentiality.

               (f) With respect to each item of Company Intellectual Property (and any item of Intellectual Property underlying Company Intellectual Property pursuant to a license, sublicense, agreement or permission), except as set forth in Schedule 3.16(f):

                    (i) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company and the Sellers, threatened which challenges the legality, validity, enforceability, use or ownership of the item and such item is not subject to any outstanding Order;

                    (ii) in the case of Company Intellectual Property, the Company or the Subsidiary possesses all right, title and interest in and to the item, free and clear of any Encumbrance;

                    (iii) in the case of Company Intellectual Property, each license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                    (iv) in the case of Company Intellectual Property, each license, sublicense, agreement or permission covering the item will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately subsequent to the Effective Time;

                    (v) in the case of Company Intellectual Property, neither the Company nor the Subsidiary is, and to the knowledge of the Company and the Sellers no other Person is, in breach or default of any license, sublicense, agreement or permission covering the item, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder;

                    (vi) in the case of Company Intellectual Property, no party to any license, sublicense, agreement or permission has repudiated any material provision thereof;

                    (vii) with respect to any sublicense relating to the item of Company Intellectual Property, the representations and warranties set forth in subsections (iii) through (vi) are true and correct with respect to the underlying license;

                    (viii) with respect to each license, sublicense, agreement or permission, neither the Company nor the Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission; and

                    (ix) neither the Company nor the Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, or misappropriation with respect to any item of Intellectual Property.

               (g) The Company and the Subsidiary have secured (or, at the Closing, will secure) valid written assignments from all consultants and Employees who contributed to the creation or development of the Company Intellectual Property of the rights to such contributions that the Company or the Subsidiary do not already own by operation of law.

               (h) The Company and the Subsidiary have taken reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyrights ("Confidential I.P. Information"). All use, disclosure or appropriation of Confidential I.P. Information owned by the Company or the Subsidiary by or to a third party has been pursuant to the terms of a written agreement between the Company or the Subsidiary and such third party. All use, disclosure or appropriation of Confidential I.P. Information not owned by the Company or the Subsidiary has been pursuant to the terms of a written agreement between the Company or the Subsidiary and the owner of such Confidential I.P. Information, or is otherwise lawful.

               (i) The Company has made available to theglobe copies of the current versions of all material proprietary software, in Source Code (as defined below) and object code forms, that are used or are proposed to be used in the respective businesses of the Company or the Subsidiary, together with all material documentation used in connection therewith ("Software"). "Source Code" means the complete and current version of the source code and all source documentation to enable theglobe to exercise the foregoing license above.

     Section 3.17 Year 2000 Compliance. The Software, computers and other hardware and systems used by the Company or the Subsidiary will not require expenditures on the part of the Company and the Subsidiary in excess of $25,000, in the aggregate, in order to: (a) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century; (c) respond to two digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century. The Company and the Subsidiary have contacted their principal vendors of hardware and software and other Persons with whom the Company or the Subsidiary have material business relationships and all such vendors and other Persons have notified the Company or the Subsidiary that their hardware or software is Year 2000 compliant to the extent affecting the Company or the Subsidiary, and, to the knowledge of the Company and the Sellers, the hardware and software of such vendors or other Persons is Year 2000 compliant except in ways that will not adversely affect the Company or the Subsidiary.

     Section 3.18 Taxes. (a) Except as set forth in Schedule 3.18:

                    (i) The Company and the Subsidiary have duly filed all Tax Returns (as defined in Section 3.18(c)) required to have been filed by the Company or the Subsidiary in a timely manner (taking into account all lawful extensions of due dates), all of which Tax Returns are true and complete in all material respects;

                    (ii) all Taxes (as defined in Section 3.18(c)) required to have been paid by the Company or the Subsidiary have been paid. Adequate reserves have been established in the 1998 Balance Sheet for the payment of all Taxes of the Company and the Subsidiary that are attributable to the period ending on December 31, 1998 that are not yet due and payable; and adequate reserves have been or will be established in the books and records of the Company and the Subsidiary for the payment of all Taxes of the Company and the Subsidiary that are attributable to the period beginning after December 31, 1998 and ending on the Closing Date that are not yet due and payable;

                    (iii) the Company and the Subsidiary have complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws), and have, within the time and within the manner prescribed by Law, withheld and paid over to the proper governmental entities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party;

                    (iv) no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or the Subsidiary have been given by or on behalf of the Company or the Subsidiary;

                    (v) neither the Company nor the Subsidiary has requested an extension of time within which to file any Tax Return in respect of any fiscal year which has not since been filed;

                    (vi) neither the Company nor the Subsidiary nor any of the Sellers has taken or agreed to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code. The Company, the Subsidiary and the Sellers have not failed to take any action which, if such action were not taken, would prevent or impede the Merger from qualifying as a reorganization under
     Section 368 of the Code;

                    (vii) for taxable years for which the applicable statute of limitations has not expired (A) there is no Litigation pending or, to the knowledge of the Company and the Sellers, threatened, with respect to any Liability for Taxes for which the Company or the Subsidiary could be liable, (B) no taxing authority in a jurisdiction where the Company or the Subsidiary do not file Tax Returns has made a claim, assertion or threat that such non-filing entity is or may be subject to taxation by such jurisdiction, (C) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company or the Subsidiary which could affect the Liability for Taxes of the Company or the Subsidiary for any period (or portion of a period) after the date hereof, (D) any adjustment of Taxes of the Company or the Subsidiary made by the Internal Revenue Service (the "IRS") in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid, and (E) neither the Company nor the Subsidiary has agreed and is not required to include in income any adjustment pursuant to Section 481 or 482 of the Code (or analogous provisions of foreign, state or local Law) which could affect the Liability for Taxes of the Company or the Subsidiary for any period (or portion of a period) after the date hereof, and the IRS (or other taxing authority) has not proposed, and, to the knowledge of the Company and the Sellers, is not considering, any such adjustment which could have such an effect;

                    (viii) the states, territories and jurisdictions (whether foreign or domestic) in which the Company or the Subsidiary has filed income, franchise, sales and use Tax Returns are set forth in Schedule 3.18;

                    (ix) none of the assets of the Company or the Subsidiary (A) is property that is required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954,
     (B) is "tax-exempt use property" within the meaning of Code Section 168(h), or (C) directly or indirectly secures any debt the interest of which is tax exempt under Code Section 103(a);

                    (x) except as reflected as a liability for deferred Income Taxes on the 1998 Balance Sheet, no item of income or gain reported by the Company or the Subsidiary for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period;

                    (xi) no power of attorney has been granted by or with respect to the Company or the Subsidiary with respect to any matter relating to Taxes;

                    (xii) all Tax deficiencies which have been claimed, proposed or assessed against the Company or the Subsidiary have been fully paid or finally settled;

                    (xiii) neither the Company nor the Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision);

                    (xiv) neither the Company nor the Subsidiary is obligated by any Commitment to indemnify any other Person with respect to Taxes; neither the Company nor the Subsidiary is now nor has it ever been a party to or bound by any Commitment (including, without limitation, any arrangement required or permitted by applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law) and including any Tax sharing agreement) which (i) requires the Company or the Subsidiary to make any Tax payment to or for the account of any other Person, (ii) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or the Subsidiary or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or the Subsidiary from any other Person;

                    (xv) there are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or the Subsidiary (other than Encumbrances for Taxes not yet due);

                    (xvi) each of the Company and the Subsidiary is not and has not been since its inception a "United States Real Property Holding Corporation" within the meaning of Section 897 of the Code.

               (b) The Company has previously made available to theglobe complete and accurate copies of each of: (i) all audit reports, revenue agent's reports and other written assertions of deficiencies or other liabilities for Taxes of the Company or the Subsidiary issued by any Governmental Entity with respect to past periods for which the limitations period has not run, letter rulings and Technical Advice Memoranda relating to federal, state, local and foreign Taxes due from or with respect to the Company or the Subsidiary, (ii) all Tax Returns filed by the Company or the Subsidiary and (iii) any closing agreements entered into by the Company or the Subsidiary with any taxing authority. The Company will promptly deliver to theglobe all Tax materials with respect to the foregoing for all Tax matters arising after the date hereof.

               (c) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax, imposed by any Governmental Entity, and includes, without limitation, any taxes of another Person, including taxes owing under a contract, as transferee or successor, under Treas. Reg. ss. 1.1502-6 or analogous provision of state, foreign or local law or otherwise, (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) "Income Tax" or "Income Taxes" means any federal, state, local or foreign income, franchise or similar Tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

     Section 3.19 Insurance. Schedule 3.19 sets forth a list of all policies or binders of fire, liability, product liability, workers compensation, vehicular and other insurance held by or on behalf of the Company or the Subsidiary, including the amounts of such insurance and annual premiums with respect thereto. Such policies and binders are in full force and effect. The Company and the Subsidiary have each obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company and the Subsidiary, and have maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company and the Subsidiary, or any properties owned, occupied or controlled by it in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company and the Subsidiary. There is no default with respect to any provision contained in any such policy or binder, nor has the Company or the Subsidiary failed to give any notice or present any claim under any such policy or binders in due and timely fashion. There are no outstanding claims by the Company or the Subsidiary in excess of normal retentions that are not covered under any such policies or binders and there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to the Company or the Subsidiary that is not covered by any of such policies or binders. No notice of cancellation or non-renewal of any such policies or binders has been received by the Company or the Subsidiary.

     Section 3.20 Employee Benefits. (a) Schedule 3.20(a) contains a true and complete list of each Company Employee Plan (as defined in Section 3.20(k)) and each Employee Agreement (as defined in Section 3.20(k)). Neither the Company nor the Subsidiary has any plan or commitment to establish any new Company Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Company Employee Plan or Employee Agreement.

               (b) The Company has made available, or has caused to be made available, to theglobe current, accurate and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement.

               (c) Each of the Company and the Subsidiary has performed all obligations required to be performed by it under each Company Employee Plan and Employee Agreement. Each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws and Orders. No Company Employee Plan is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (as defined in Section 3.20(k)), or a Multiemployer Plan (as defined in Section 3.20(k)). There is no Litigation pending or, to the knowledge of the Company and the Sellers, threatened or anticipated (other than routine claims for benefits) with respect to any Company Employee Plan or Employee Agreement or by any Employee (as defined in Section 3.20(k)) with respect to the Company or the Subsidiary. Each Company Employee Plan can be amended, terminated or otherwise discontinued without Liability to the Company or the Subsidiary. No Company Employee Plan is under audit or investigation by the IRS, the Department of Labor, the PBGC (as defined in Section 3.20(k)(viii)) or other Governmental Entity, and to the knowledge of the Company and the Sellers, no such audit or investigation is threatened. No Liability under any Company Employee Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or the Subsidiary has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

               (d) Except as set forth on Schedule 3.20(d), neither the Company nor the Subsidiary maintains or contributes to any Company Employee Plan which provides, or has any Liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by
Section 4980B of the Code and Sections 601 through 609 of ERISA.

               (e) The execution of, and performance of the transactions contemplated by, this Agreement will not (either individually, in the aggregate or upon the occurrence of any additional or subsequent events)
(i) constitute an event that will or may result in any payment (whether of severance pay or otherwise), acceleration of benefits, forgiveness of indebtedness, vesting or distribution of benefits, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, the Subsidiary or theglobe to amend or terminate any Company Employee Plan. No payment or benefit which will or may be made by the Company, the Subsidiary, theglobe, the Sellers or any of their respective Affiliates with respect to any Employee may be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code which is contingent on the change in ownership of the Company resulting from the Merger. Except as expressly set forth in Schedule 3.20(e), no officer, director or Employee of the Company, nor any Stockholder, is entitled to any "sale bonus payment," "retention payment," or any other payment or benefit in connection with, or as a result of, the transactions contemplated by this Agreement.

               (f) Each of the Company and the Subsidiary is in compliance in all material respects with all applicable Laws (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, withholding taxes, unemployment compensation and Social Security.

               (g) No work stoppage or labor strike against the Company or the Subsidiary by Employees is pending or, to the knowledge of the Company and the Sellers, threatened. Each of the Company and the Subsidiary (i) is not involved in or, to the knowledge of the Company and the Sellers, threatened with any labor dispute, grievance, or Litigation relating to labor matters and (ii) is not presently, nor has it been in the past a party to, or bound by, any collective bargaining, union or similar Commitment, nor is any such Commitment currently being negotiated by the Company or the Subsidiary. No Employees are currently or while employed by the Company or the Subsidiary have ever been represented by any labor union with respect to their employment by the Company or the Subsidiary and to the knowledge of the Company and the Sellers, no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

               (h) With respect to each Welfare Plan (as defined in Section 3.20(k)(ix)), all benefit claims incurred (including claims incurred but not reported) by Employees thereunder for which the Company or the Subsidiary is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears all risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears all Liability for such claims, or (iii) reflected as a Liability or accrued for on the 1998 Balance Sheet.

               (i) Neither the Company nor the Subsidiary has any ERISA Affiliates, nor has it ever had any ERISA Affiliates.

               (j) To the knowledge of the Company and the Sellers, no key Employee or group of Employees have any plans to terminate employment with the Company.

               (k) For purposes of this Agreement,

                    (i) "Company Employee Plan" shall mean each Employee Plan (other than an Employee Agreement) to which the Company or the Subsidiary has or may have any Liability, contingent or otherwise.

                    (ii) "Employee" shall mean each current, former, or retired employee, officer, consultant, advisor, independent contractor, agent or director of the Company or the Subsidiary.

                    (iii) "Employee Agreement" shall mean each management, employment, severance, change of control, consulting, non-compete, confidentiality, or similar Commitment between the Company or the Subsidiary and any Employee pursuant to which the Company or the Subsidiary has or may have any Liability.

                    (iv) "Employee Plan" shall mean each plan, trust, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding.

                    (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all applicable rules and regulations thereunder.

                    (vi) "ERISA Affiliate" shall mean each business or entity which is a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

                    (vii) "Multiemployer Plan" shall mean any Employee Plan which is a "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA.

                    (viii) "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                    (ix) "Welfare Plan" shall mean each Company Employee Plan that is an "employee welfare benefit plan" within the meaning of
     Section 3(1) of ERISA.

     Section 3.21 Personnel Information. Schedule 3.21 contains a list of all individuals employed by the Company or the Subsidiary and all directors and independent contractors providing material services to the Company or the Subsidiary in connection with the operation of the business thereof.

     Section 3.22 Affiliate Relationships. Except as set forth on Schedule 3.22, no (i) officer or director of the Company or the Subsidiary or Stockholder, (ii) spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons described in clause (i), or
(iii) trust, partnership or corporation in which any of the Persons described in clause (i) or (ii) has or has had a direct or indirect interest, (A) has or has had an interest in any entity which furnishes or sells or proposes to furnish or sell services or products to the Company or the Subsidiary, (B) has or has had any interest in any entity that purchases from or sells or furnishes to the Company or the Subsidiary any products or services, or (C) has or has had an interest in (including, without limitation, as a party to) any Commitment to which the Company or the Subsidiary is a party or which otherwise is required to be disclosed in
Schedule 3.8(a); provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.22.

     Section 3.23 No Termination of Business Relationship. None of the Persons with which the Company or the Subsidiary has a material business relationship has given notice or other indication of any intention to cancel or otherwise terminate a business relationship with the Company or the Subsidiary and, to the knowledge of the Company and the Sellers, no event has occurred or failed to occur (including, without limitation, the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a business relationship.

     Section 3.24 Disclosure. No statement (including the representations, warranties and covenants) made by the Company and the Sellers contained in this Agreement, the Schedules and Exhibits to this Agreement, the Ancillary Documents, or the documents, written statements or certificates furnished or to be furnished to theglobe or Merger Sub or their representatives pursuant hereto or in connection with the transactions contemplated hereby constitutes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections contained in materials provided by the Company or any Sellers to theglobe or its representatives were prepared in good faith and at the time prepared there was a reasonable basis for such projections and the assumptions made in connection therewith. Except as set forth on Schedule 3.24, to the knowledge of the Company and the Sellers, there has been no event or occurrence since the date such projections were prepared that would cause the Company or any Seller to believe that there is not on the date hereof and at the Effective Time a reasonable basis for such projections and the assumptions made in connection therewith assuming for this purpose that such projections were made on the date hereof or immediately prior to the Effective Time, as applicable.


                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THEGLOBE

          theglobe represents and warrants to the Company and the Sellers as of the date of this Agreement and as of the Closing Date as follows:

     Section 4.1 Organization. theglobe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of theglobe and Merger Sub is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of theglobe and Merger Sub to perform their obligations under this Agreement.

     Section 4.2 Authority. Each of theglobe and Merger Sub has the requisite right, power and authority to enter into this Agreement and any Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each Ancillary Document to which theglobe and Merger Sub are parties will be, duly and validly executed and delivered by theglobe and Merger Sub and constitute or will constitute, as the case may be, a valid and binding obligation of theglobe and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity. All corporate proceedings or other actions on the part of each of theglobe and Merger Sub necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby have been taken.

     Section 4.3 Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not
(i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any Liabilities other than in connection with the transactions contemplated hereby.

     Section 4.4 Capitalization; Title to Shares. (a) The authorized capital stock of theglobe consists of 100,000,000 shares of theglobe Common Stock and 3,000,000 shares of preferred stock, $0.001 per share, of which 10,662,771 shares of theglobe Common Stock and no shares of preferred stock were issued and outstanding as of March 31, 1999. All the issued and outstanding shares of theglobe Common Stock are validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as disclosed in theglobe SEC Reports (as defined in Section 4.7(a)) and
Schedule 4.4(a), there are no shares of capital stock of theglobe authorized and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements to which theglobe is a party of any character relating to, or obligating theglobe to issue, grant, award, transfer or sell, any issued or unissued shares of theglobe's capital stock or other securities of theglobe. Except as disclosed in theglobe SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which theglobe is a party with respect to the voting of capital stock of theglobe. theglobe has full corporate power and authority to deliver theglobe Shares to the Stockholders pursuant to the Merger and to transfer to the Stockholders good and valid title to theglobe Shares.

               (b) theglobe owns all of the issued and outstanding capital stock of Merger Sub. There are no options, warrants, or other convertible or exchangeable securities, subscriptions, rights (including, without limitation, preemptive rights), stock-based or stock-related awards or other contracts, agreements or arrangements (or Commitments with respect to issuance of any of the foregoing) to which Merger Sub is a party or by which Merger Sub may be bound of any character relating, or obligating Merger Sub, to issue, grant, award, transfer or sell, or based on the value of, any issued or unissued shares of Merger Sub capital stock.

     Section 4.5 Securities of theglobe. The shares of theglobe Common Stock to be issued pursuant to this Agreement have been duly authorized for issuance, and such securities, when issued and delivered to the Company's Stockholders, will be validly issued, fully paid and nonassessable free and clear of all Encumbrances except as contemplated by this Agreement.

     Section 4.6 Consents; No Violations. Except as set forth on Schedule 4.6, neither the execution, delivery or performance of this Agreement or the Ancillary Documents by theglobe or Merger Sub nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the charter or bylaws of theglobe or Merger Sub; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, (ii) any Order to which theglobe or Merger Sub is subject or by which theglobe, Merger Sub or any of their respective properties are bound or (iii) any Permit or Commitment of theglobe or Merger Sub, or to which theglobe, Merger Sub or any of their respective properties are subject; (c) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or third party; or (d) create any Encumbrance upon any of the assets or properties of theglobe or Merger Sub; except any such conflict, breach, violation, default, creation or requirement described in any of clauses (a), (b), (c) or (d) that would not have a material adverse effect on theglobe's or Merger Sub's ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

     Section 4.7 SEC Reports; Financial Statements. (a) theglobe has timely filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the Securities and Exchange Commission (the "SEC") since November 12, 1998, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, "theglobe SEC Reports"). theglobe SEC Reports as of their respective filing dates (i) were in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The financial statements, including all related notes and schedules, contained in theglobe SEC Reports (or incorporated therein by reference) fairly present in all material respects, the consolidated financial position of theglobe and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of theglobe and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the Exchange Act.

     Section 4.8 Absence of Certain Changes. Since December 31, 1998, there has not occurred any event which would have a material adverse effect on the ability of theglobe or Merger Sub to perform their obligations under this Agreement.

     Section 4.9 Taxes. Neither theglobe nor Merger Sub has taken or agreed to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code. Neither theglobe nor Merger Sub has failed to take any action which, if such actions were not taken, would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

     Section 4.10 Litigation. Except as disclosed in theglobe SEC Reports filed prior to the date hereof, there is no Litigation pending or, to the knowledge of theglobe, threatened, against theglobe or Merger Sub or any of their properties or assets, except for Litigation which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of theglobe or Merger Sub to perform their obligations under this Agreement.

     Section 4.11 Board Action. The Boards of Directors of theglobe and the Merger Sub have approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger.

     Section 4.12 Brokers and Finders. Neither theglobe nor Merger Sub has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     Section 4.13 Accounting Matters. Neither theglobe nor Merger Sub has taken or agreed to take any action that would prevent theglobe from accounting for the business combination to be effected by the Merger as a pooling-of-interests for accounting purposes.


                                 ARTICLE V

                                 COVENANTS

     Section 5.1 No Solicitation. From the date of this Agreement until the Closing, other than in connection with the transactions contemplated hereby, neither the Company nor any Seller shall solicit, propose or facilitate (including by way of providing information regarding the Company, the Subsidiary or their respective businesses to any Person), directly or indirectly, any inquiries, discussions, offers or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any offer or proposal regarding, any purchase or other acquisition of all or any portion of the Company or the Subsidiary, the business or assets of the Company or the Subsidiary (other than the ordinary course of business sale of inventory or replacement of assets), or any of the equity securities (whether newly issued or currently outstanding) of the Company or the Subsidiary, or any merger, business combination or recapitalization involving the Company, the Subsidiary or their respective businesses, other than as expressly contemplated or permitted by this Agreement; and the Company and the Sellers shall cause the Subsidiary and the officers, directors, Employees, representatives, agents and Affiliates of the Company and the Subsidiary to refrain from engaging in any of the above activities that the Company is restricted from engaging in. The Company shall promptly notify theglobe orally and in writing of any such inquiries, discussions, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making any of the foregoing), and shall keep theglobe promptly and fully informed of the status and terms of any such inquiry, discussion, offer or proposal.

     Section 5.2 Interim Operations. (a) Unless theglobe otherwise agrees in writing and except as otherwise expressly contemplated by this Agreement, between the date of this Agreement and the Closing, the Company shall, and the Sellers shall cause the Company and the Subsidiary to, (i) conduct the business of the Company and the Subsidiary only in the ordinary course and consistent with past practice; (ii) use reasonable best efforts to preserve and maintain their assets and properties and the current relationships of the Company and the Subsidiary with their respective customers, suppliers, advertisers, distributors, agents, officers and Employees and other Persons with which the Company and the Subsidiary have significant business relationships; (iii) use reasonable best efforts to maintain all of the material assets owned or used by the Company and the Subsidiary in the ordinary course of business consistent with past practice; (iv) continue capital expenditures substantially in accordance with the timing and amounts forecast for capital expenditures as set forth in the schedule of capital expenditures previously provided by the Company to theglobe; (v) maintain insurance in full force and effect substantially comparable in amount, scope and coverage to that in effect on the date of this Agreement; (vi) use reasonable best efforts to preserve the goodwill and ongoing operations of the business of the Company and the Subsidiary;
(vii) maintain the books and records of the Company and the Subsidiary in the usual, regular and ordinary manner, on a basis consistent with past practice; (viii) perform and comply in all material respects with its Commitments; and (ix) comply in all material respects with applicable Laws.

               (b) Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing, the Company will not, and the Sellers will cause the Company and the Subsidiary not to, do any of the following without the prior written consent of theglobe:

                    (i) create any Encumbrance on any material properties or assets (whether tangible or intangible) of the Company or the Subsidiary;

                    (ii) (A) other than inventory in the ordinary course of business, sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any assets of the Company or the Subsidiary or (B) cancel any indebtedness owed to the Company or the Subsidiary;

                    (iii) merge or consolidate with any Person;

                    (iv) acquire assets or capital stock of or other equity interests in any Person;

                    (v) (A) issue, incur, create, assume or otherwise become liable for any Indebtedness, (B) assume, grant, guarantee or endorse, or make any other accommodation or arrangement making the Company or the Subsidiary responsible for, any Liabilities of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any Person or (D) repay any amounts owing under any Indebtedness;

                    (vi) change any method of accounting or accounting practice used by the Company or the Subsidiary;

                    (vii) (A) enter into or adopt or amend any existing Commitment relating to severance, (B) enter into or adopt or amend any existing severance plan, (C) enter into or adopt or amend any Commitment with any Employee or any Company Employee Plan (including, without limitation, the plans, programs, agreements and arrangements referred to in Section 3.20), (D) grant any options or awards pursuant to equity-based plans, or (E) grant any increases in compensation (except compensation increases associated with promotions and annual reviews in the ordinary course of business, which such compensation increases shall be subject to the prior written approval of theglobe, which approval shall not be unreasonably withheld);

                    (viii) make any change in the Company's or the Subsidiary's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in each case without theglobe's express written consent thereto.

                    (ix) accelerate or delay the purchase of supplies or inventory, the shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable or accrued liabilities or expenses or otherwise operate the respective businesses of the Company and the Subsidiary, in each case, in a manner that would be inconsistent with past practice;

                    (x) except as set forth in Schedule 5.2(b)(x), engage in any transaction with any of the Stockholders or any of their Affiliates;

                    (xi) enter into, modify, terminate, amend, or waive, release or assign any rights or claims with respect to any Commitment other than in the ordinary course of business consistent with past practice;

                    (xii) allow the lapse of any rights of ownership or use by the Company or the Subsidiary of any Company Intellectual Property right;

                    (xiii) repurchase, redeem or otherwise acquire or exchange any share of Company Common Stock, issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or the Subsidiary, or issue or sell any securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities;

                    (xiv) amend the Company's Certificate of Incorporation, as amended, or Amended and Restated Bylaws or the Subsidiary's Memorandum and Articles of Association or equivalent organizational documents of either the Company or the Subsidiary;

                    (xv) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

                    (xvi) take any action that is reasonably likely to result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect as of the Closing Date; or

                    (xvii) agree to take any of the actions referred to in this Section 5.2(b).

     Section 5.3 Tax Provisions. (a) Except as required by Law, the Sellers, theglobe, and the Surviving Corporation will treat the Merger as a reorganization under Section 368 of the Code for all Tax purposes. Except as required by Law or this Agreement (including, without limitation, payments with respect to dissenter's rights), neither the Sellers, nor theglobe, nor the Surviving Corporation will take any action or fail to take action after the Effective Time that will prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

               (b) All transfer, transfer gains, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties, interest, additions to tax, and costs and expenses relating to such Taxes) incurred in connection with the Merger shall be borne by the Sellers. The Sellers, at their own expense, shall file all necessary Tax Returns and other documentation with respect to all such transfer, transfer gains, documentary, sales, use, stamp, registration and other Taxes and fees. The Surviving Corporation shall cooperate with the Sellers in the preparation of such Tax Returns.

     Section 5.4 Access and Information. (a) From the date hereof until the Closing, each of the Company and the Sellers shall, and shall cause the Subsidiary and the officers, directors, Employees and agents of the Company and the Subsidiary to, afford to theglobe and its officers, directors, Employees, counsel, accountants, advisors, representatives and agents access to the officers, Employees, agents, customers, suppliers, properties and offices and other facilities of the Company and the Subsidiary, and to the Company's and the Subsidiary's books and records (including, without limitation, Tax Returns and work papers of the Company's auditors) and Commitments, and shall furnish theglobe and such others all financial, operating, technical and other data and information which theglobe, through its officers, directors, employees, counsel, accountants, advisors, representatives or agents, may from time to time reasonably request.

               (b) In connection with the continuing operation of the business of the Company and the Subsidiary between the date of this Agreement and the Closing, the Company shall, and shall cause the Subsidiary to, use all reasonable best efforts to consult in good faith on a regular and frequent basis with representatives of theglobe to report material operational developments and the general status of ongoing operations. The Company and the Sellers acknowledge that any such consultation shall not constitute a waiver by theglobe of any rights it may have under this Agreement and that theglobe shall not have any Liability or responsibility for any actions of the Company, the Subsidiary or any of their officers, directors, Employees, agents or Affiliates with respect to matters which are the subject of such consultations.

     Section 5.5 Consents. The Parties agree to cooperate in obtaining any consents of any third parties necessary or desirable to any Party in connection with the transactions contemplated hereunder (each, a "Consent"). The Parties agree that in the event such a Consent is not obtained prior to the Closing and the Closing occurs, the Sellers will, subsequent to the Closing, cooperate with theglobe and the Surviving Corporation in attempting to obtain the Consent.

     Section 5.6 Best Efforts. Subject to the terms and conditions in this Agreement, each of the Parties shall use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger to be satisfied.

     Section 5.7 Notice. During the period from the date hereof to the Closing, each Party shall give prompt written notice to the other Parties of (a) the occurrence, or failure to occur, of any event which occurrence or failure would cause or be likely to cause any representation or warranty of the Party giving notice contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (b) any failure of the Party giving notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving notice, or modify in any way any disclosure made in this Agreement or the Schedules hereto as of the date hereof.

     Section 5.8 No Solicitation. Each of the Sellers agrees that for a period of three years following the Closing it shall not, without the prior written consent of the Company, directly or indirectly solicit for employment, including, without limitation, recommending to any subsequent employer the solicitation for employment of, or hire, any Employee of the Company or the Subsidiary.

     Section 5.9 Further Assurances. After the Closing, each of the Parties will, at the request of any other Party (a "Requesting Party"), execute, acknowledge and deliver to such Requesting Party all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as a Requesting Party may reasonably request to consummate the transactions contemplated hereby.

     Section 5.10 Obligations of the Sellers. Each of the Sellers agrees to cause the Company to perform each of its covenants and agreements contained in this Agreement and the Ancillary Documents to be performed prior to or at the Effective Time, and to be responsible for any breach by the Company thereof.

     Section 5.11 Confidentiality. Each of the Sellers agrees that no Seller will disclose any Confidential Information after the date hereof to any third party. "Confidential Information" shall mean any information relating to the Company, the Subsidiary or theglobe which is in the possession of any Seller or its Affiliates on the date hereof or on the Closing Date, other than information which is or becomes available to the public (other than as a result of the disclosure by such Sellers or any of its Affiliates of such information in contravention of the covenants set forth in this Section 5.11). The covenants and agreements contained in this
Section 5.11 shall expire on the fifth anniversary of the Closing Date.

     Section 5.12 Preparation of Information Statement. As soon as practicable after the execution of this Agreement, theglobe shall prepare, with the cooperation of the Company and the Sellers, an Information Statement (the "Information Statement") to be distributed to the Stockholders (other than the Sellers) which shall constitute a disclosure document for the offer and sale of the shares of theglobe Common Stock to be received by the Stockholders in the Merger. theglobe, the Company and each of the Sellers shall each use reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws. The Company agrees to provide promptly to theglobe such information concerning its business and financial statements and affairs and otherwise as, in the reasonable judgment of theglobe or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and the Company further agrees to cause its counsel and auditors to cooperate with theglobe's counsel and auditors in the preparation of the Information Statement. The Company and each of the Sellers will promptly advise theglobe orally and in writing if at any time prior to the Effective Time any of them shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained in or incorporated by reference therein not misleading or to comply with applicable law.

     Section 5.13 Comfort Letter; Consents of Auditors. The Company and the Sellers shall cause PriceWaterhousecoopers LLP to deliver, on a timely basis, (i) all necessary consents to the inclusion of the Financial Statements in all filings of theglobe with the SEC and (ii) a "comfort" letter customary form.

     Section 5.14 Listing Application. As soon as reasonably practicable following the Effective Time, theglobe shall prepare and submit to the Nasdaq National Market a listing application covering the shares of theglobe Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain approval for the listing of such shares, subject to official notice of issuance.

     Section 5.15 Director and Officer Indemnification. theglobe agrees that all rights to indemnification or exculpation now existing in favor of the Employees, directors or officers of the Company and the Subsidiary (the "Company Indemnified Parties") as provided in the Certificate of Incorporation, as amended, or the Amended and Restated By-laws of the Company or the Memorandum and Articles of Association of the Subsidiary shall continue in full force and effect for a period of not less than two years from the Effective Time; provided, however, that, in the event any claim or claims are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Notwithstanding anything in the first sentence of this Section 5.15 to the contrary, there shall be no obligation on the part of the Surviving Corporation or theglobe to indemnify or exculpate any Company Indemnified Party for any matter arising out of the Merger or any matter with respect to which the Sellers have indemnification obligations pursuant to this Agreement.

     Section 5.16 Representation Letters. The Sellers agree to cause the Company's and the Subsidiary's management to promptly deliver to theglobe management representation or similar letters requested by the Company or theglobe or their accountants in connection with the delivery of audit reports and comfort letters.

     Section 5.17 Demand Notes. The Sellers shall cause each holder of a Demand Note to exercise simultaneously with the Effective Time its right to have the Demand Notes held by such holder repaid in shares of theglobe Common Stock in accordance with the original terms of such Demand Notes, which shall result in the delivery to the holder of each Demand Note of an amount of shares of theglobe Common Stock equal to the product of the number of Demand Note Company Shares deemed allocable to the Demand Notes held by such holder multiplied by the Merger Consideration Per Share. Such delivery shall be in full satisfaction of all amounts owing and all other obligations of the Company and theglobe arising under and with respect to the Demand Notes, and such delivery shall be deemed made at the Closing and the holder of the Demand Notes shall be deemed to be the record holder of such shares for all purposes. The Sellers shall deliver each Demand Note at the Closing, at which each such Demand Note shall be cancelled.

     Section 5.18 Termination of Certain Agreements. The Company and each of the Sellers that is a party to any of (i) the Voting Trust Agreement, dated November 10, 1998, by and among, Fog Studios, Inc., the Company and David C. Rae, (ii) the Common Stock Purchase Agreement, dated as of December 30, 1998, by and among the Company, David Rae, Maricopa Investment Corporation, Ensign Trading Company, Frank Crothers, and Edward Miller, and the purchasers listed on Exhibit A thereto, (iii) the Investors' Rights Agreement, dated as of December 30, 1998, by and among the Company and the investors listed on Exhibit A thereto, (iv) the Shareholders Agreement, dated as of November 26, 1996, by and among the Company and the other parties signatory thereto, (v) the Put Agreement, dated as of February 6, 1997, by and between the Company and David Jonathan Hardy Stanworth, (vi) the Put Agreement, dated as of February 6, 1997, by and between the Company and David F. Sparkes, (vii) the Put Agreement, dated as of February 6, 1997, by and between the Company and Jonathan Roy, or (viii) the Share Purchase Agreement, dated February 6, 1997, David Jonathan Hardy Stanworth and David F. Sparkes, agree that effective simultaneously with the Effective Time (each, a "Terminating Agreement"), each such agreement to which it is a party (including all obligations of the Company thereunder) shall terminate and be of no further force and effect.

     5.19 Conveyance Agreement. The Company and Sellers agree to obtain an agreement from Accursed Toys, Inc. in form and substance satisfactory to theglobe confirming that the consummation of the transactions contemplated hereby shall not cause any acceleration of the Company's obligations under the Conveyance Agreement (the "Accursed Confirmation Agreement").


                                 ARTICLE VI

                                 CONDITIONS

     Section 6.1 Conditions to Obligations of theglobe and Merger Sub. The obligations of theglobe and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) Representations and Warranties. Each representation and warranty of the Company and each Seller contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality (or correlative meaning) qualifications included in such representations and warranties) when made and on and as at the Effective Time (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as at the Effective Time.

               (b) Agreements and Covenants. The Company and each Seller shall have performed in all material respects each agreement and covenant required by this Agreement to be performed by them at or before the Effective Time.

               (c) Certificates. theglobe shall have received a certificate of the Sellers certifying that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

               (d) Consents. All Consents necessary or desirable in connection with any item disclosed or required to be disclosed pursuant to clauses (ii)(z), (iii) or (iv) of Section 3.7(a) shall have been obtained or given.

               (e) Stockholder Consent. The holders of at least 90% of the outstanding shares of the Company Common Stock shall have executed (and not subsequently revoked their consent pursuant to) an action of stockholders by written consent pursuant to Section 228 of the DGCL adopting this Agreement and approving the Merger in accordance with Section 251 of the DGCL (the "Stockholder Consent") and the Stockholder Consent shall have been delivered to theglobe, provided that theglobe shall have the right at any time to lower the 90% threshold, but not below the minimum amount required for such consent pursuant to the DGCL.

               (f) No Prohibitions. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits theglobe or Merger Sub from consummating the transactions contemplated hereby.

               (g) No Material Adverse Change. Since December 31, 1998, the Company shall not have suffered any material adverse change in the business, assets liabilities, results of operations or prospects of the Company.

               (h) Employment Agreements. Each of the persons listed on
Schedule 6.1(h) shall have executed and delivered an Employment Agreement in form and substance satisfactory to theglobe.

               (i) Opinion of the Company's Counsel. theglobe shall have received an opinion, on and dated the Closing Date, from Buchanan
Ingersoll, outside counsel to the Company, in form and substance reasonably satisfactory to theglobe.

               (j) Blue Sky Approvals. theglobe shall have obtained all necessary blue sky approvals for the issuance of the theglobe Common Stock pursuant to the Merger.

               (k) Secretary's Certificate. The Company shall have delivered to theglobe a certificate of its Secretary certifying as to:

                    (i) the Stockholder Consent and resolutions of the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) the incumbency of its officers executing this Agreement and the Ancillary Documents.

               (l) Escrow Agreement. The Company, each of the Sellers and the Escrow Agent shall have executed the Escrow Agreement.

               (m) Demand Notes. Each of the Demand Notes shall have been repaid for shares of theglobe Common Stock in accordance with Section 5.17 and the terms of such Demand Note.

               (n) Regulation S. Each Stockholder who is not a "U.S. person" within the meaning of Regulation S shall have executed and delivered to theglobe a letter in the form attached as Exhibit 6.1(n) hereto. theglobe shall be entitled to place legends as specified in such letters on the certificates representing any shares of theglobe Common Stock to be received by such Stockholders pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for theglobe Common Stock consistent with the terms of such letters.

               (o) Intellectual Property Rights. Each of the persons listed on Schedule 6.1(o) hereto shall have executed and delivered an assignment of intellectual property rights in the form attached as Exhibit 6.1(o) hereto.

               (p) Certain Terminations. Agreements terminating each of the Terminating Agreements in form and substance satisfactory to theglobe shall have been executed and delivered by the parties thereto and shall be in full force and effect at the Effective Time.

               (q) Accursed Toys Confirmation Agreement. The Accursed Confirmation Agreement shall have been executed and delivered by Accursed Toys, Inc. and the Company and shall be in full force and effect at the Effective Time.

     Section 6.2 Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) Representations and Warranties. Each representation and warranty of theglobe and Merger Sub contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality (or correlative meaning) qualifications included in such representations and warranties) when made and on and as at the Effective Time (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as at the Effective Time.

               (b) Agreements and Covenants. Each of theglobe and Merger Sub shall have performed in all material respects each of its agreements and covenants required by this Agreement to be performed by them at or before the Effective Time.

               (c) Certificates. The Company shall have received a certificate of theglobe certifying that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

               (d) No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Company or the Sellers from consummating the transactions contemplated hereby.

               (e) Secretary's Certificate. Each of theglobe and Merger Sub shall have delivered to the Company a certificate of its secretary certifying as to:

                    (i) resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) the incumbency of its officers executing this Agreement and the Ancillary Documents.

               (f) Escrow Agreement. theglobe, Merger Sub and the Escrow Agent shall have executed the Escrow Agreement.

               (g) Registration Rights Agreement. theglobe shall have executed and delivered the Registration Rights Agreement.


                                ARTICLE VII

                                TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

               (a) by mutual written consent of each of theglobe and the Company;

               (b) by either the Company or theglobe, if the Effective Time shall not have occurred on or before April 30, 1999 (the "Termination Date").

               (c) by either the Company or theglobe, if there shall have been a breach by the other (or any Affiliate of the other) of any of its
(x) representations or warranties contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1(a) (in the case of a breach by the Company or any of its Affiliates) or Section 6.2(a) (in the case of a breach by theglobe or any of its Affiliates), or (y) covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1(b) (in the case of a breach by the Company or any of its Affiliates) or Section 6.2(b) (in the case of a breach by theglobe or any of its Affiliates), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 15 days after written notice thereof shall have been received by the Party alleged to be in breach.

     Section 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no Liability on the part of any Party (or of any of its representatives); provided, however, that no such termination shall relieve the defaulting or breaching Party (whether or not it is the terminating Party hereto) from any Liability to any other Party hereto; and provided, further, that Sections 5.11, 9.2, 9.8 and 9.9 and this Section 7.2 shall survive the termination of this Agreement.


                                ARTICLE VIII

                              INDEMNIFICATION

     Section 8.1 Survival. The representations and warranties of the Parties contained herein or in any Ancillary Document shall expire, together with any associated right of indemnification, on the second anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.6(b), 3.18 and 3.20(i) shall survive until 30 days following the expiration of the applicable statute of limitations (including any extensions thereof) and the representations and warranties set forth in Section 3.3 shall not expire. After the expiration of such periods, any claim by a Party based upon any such representation or warranty shall be of no further force and effect, except to the extent a Party has asserted a claim in accordance with this Article VIII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VIII. All covenants and agreements of the Parties shall survive the Closing until performed in accordance with their terms.

     Section 8.2 Indemnification by theglobe. (a) From and after the Closing Date, theglobe shall indemnify, defend and hold harmless the Sellers and their Affiliates (collectively, the "Sellers Indemnified Group") from and against all Liabilities, losses, damages, penalties, claims (including third-party claims, whether or not meritorious), costs, interest, judgments, fines, amounts paid in settlement and expenses (including, without limitation, reasonable attorney's fees, whether incurred in connection with a claim for indemnification hereunder or in connection with any third party claim) (collectively, "Losses") incurred or suffered by any member of the Sellers Indemnified Group based upon, resulting from or arising out of (i) the breach of any representation or warranty of theglobe or Merger Sub contained in this Agreement or any of the Ancillary Documents or (ii) the breach of any covenant or agreement of theglobe or Merger Sub contained in this Agreement or any of the Ancillary Documents.

               (b) theglobe's indemnification obligations pursuant to
Section 8.2(a)(i) shall be effective only after the amount of Losses, in the aggregate, incurred by the Seller Indemnified Group exceed $250,000, and if such aggregate liabilities exceed $250,000, theglobe shall be liable for all such Losses, subject to the following sentence, but only to the extent such Losses exceed the initial $250,000. The maximum amount recoverable by the Seller Indemnified Group, in the aggregate, under
Section 8.2(a)(i) shall be the aggregate number of shares of theglobe Common Stock issuable in connection with the Merger or the repayment of the Demand Notes (collectively, the "Issuable Shares"). theglobe shall make indemnification payments pursuant to this Section 8.2 in the form of theglobe Common Stock, and any such shares shall be valued at the Reference Share Price.

               (c) The Sellers each acknowledge and agree that, except (i) as expressly otherwise provided herein or (ii) to the extent any Losses incurred by such Party result from any fraudulent misrepresentation by theglobe, the Seller Indemnified Group's sole and exclusive monetary remedy with respect to any and all claims based upon, resulting from or arising out of the breach of this Agreement or any Ancillary Document by theglobe or Merger Sub or (following the Effective Time) the Company shall be pursuant to the indemnification provisions of this Article VIII (including, without limitation, Section 8.1).

     Section 8.3 Indemnification by the Sellers. (a) From and after the Closing Date, each of the Sellers, jointly and severally, shall indemnify, defend and hold harmless theglobe, Merger Sub, the Surviving Corporation, the Subsidiary and each of their respective Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (collectively, "theglobe Indemnified Group") from and against all Losses incurred or suffered by any member of theglobe Indemnified Group based upon, resulting from or arising out of (i) the breach of any representation or warranty of any of the Sellers or the Company contained in this Agreement or any of the Ancillary Documents, (ii) the breach of any covenant or agreement of any of the Sellers (provided, however, that in no event will any Seller be liable for any breach of the covenants contained in Section 5.8 of this Agreement by any other Seller) or the Company (but with respect to the Company only for breaches of covenants and agreements to be performed prior to or at the Effective Time) contained in this Agreement or any of the Ancillary Documents, (iii) any Indebtedness, other than pursuant to the Conveyance Agreement and any portion of the Non-Permitted Indebtedness Amount (including Indebtedness pursuant to the Demand Notes) for which the Aggregate Consideration was reduced, incurred prior to or at the Effective Time which remains outstanding at the Effective Time (the Losses to include the dollar amount of any such Indebtedness), (iv) the exercise of dissenters' rights by holders of Dissenting Shares (the Losses to include the entire amount of any payments required to be made by the Company in respect of dissenters' rights), (v) any inaccuracies in the Closing Certificate, (vi) any claims relating to shares of Company Common Stock issued, and warrants, options or other equity awards granted, by the Company, and (vii) any claims relating to or involving the treatment of any Options granted prior to the Closing Date as "incentive stock options" within the meaning of Section 422 of the Code.

               (b) The Sellers' indemnification obligations pursuant to
Section 8.3(a)(i) shall be effective only after the amount of Losses, in the aggregate, incurred by theglobe Indemnified Group exceed $250,000 (the "Basket"), and if such aggregate liabilities exceed the Basket the Sellers shall be liable for the dollar value of such liabilities in excess of the Basket, but only to the extent such Losses exceed the Basket. The Basket shall not be applicable to a breach of the representations and warranties in Sections 3.3, 3.6(b), 3.18 and 3.20(i). The maximum amount recoverable, in the aggregate, under Section 8.3(a)(i) from any Seller shall be an amount in cash equal to the product of (x) the Issuable Shares issued to such Seller multiplied by (y) the Reference Share Price (each, a "Seller Cap"); provided, however, that the Seller Caps shall not be applicable to amounts recoverable as a result of a breach of the representations and warranties contained in Sections 3.3, 3.6(b), 3.18 and 3.20(i).

               (c) The materiality (or correlative meaning) qualifications included in the representations and warranties set forth in Article III shall have no effect on any provisions in this Section 8.3 concerning the indemnities of the Seller with respect to such representations and warranties, each of which is given as though there were no materiality qualification for purposes of such indemnities.

               (d) The Company and theglobe each acknowledge and agree that, except (i) as expressly otherwise provided herein or (ii) to the extent any Losses incurred by such Party result from any fraudulent misrepresentation by the Sellers or (prior to or at the Effective Time) the Company, theglobe Indemnified Group's sole and exclusive economic remedy with respect to any and all claims based upon, resulting from or arising out of the breach of this Agreement or any Ancillary Document by the Sellers or (prior to or at the Effective Time) the Company shall be pursuant to the indemnification provisions of this Article VIII.

     Section 8.4 Escrow. (a) The number of shares of theglobe Common Stock delivered to the Sellers at or following the Effective Time pursuant to
Section 2.5(c) or Section 5.19 shall be reduced on a pro rata basis by an aggregate number of shares equal to ten percent of the Issuable Shares (the "Escrowed Shares"). The Escrowed Shares shall be held in escrow pursuant to an Escrow Agreement in the form attached as Exhibit 8.4 hereto (the "Escrow Agreement"). At the Effective Time, theglobe shall deposit the Escrowed Shares with the escrow agent (the "Escrow Agent") pursuant to the terms of the Escrow Agreement. For such period of time that the Escrowed Shares are held in Escrow, the Seller shall have all rights with respect to the voting of such shares in connection with all matters coming before a vote of the holders of shares of theglobe Common Stock.

               (b) Notwithstanding anything in this Article VIII to the contrary, any claim by a member of theglobe Indemnified Group for indemnification against any Seller shall first be satisfied by recourse to the Escrowed Shares. Any claim by a member of theglobe Indemnified Group for indemnification shall be made by giving written notice in accordance with the terms of Section 8.5. In accordance with the terms of the Escrow Agreement, the Escrow Agent shall release to the member of theglobe Indemnified Group Escrowed Shares, as applicable, having an aggregate value (with shares valued at the Closing Share Price) equal to the Losses, if any, ultimately allowed under such claim. theglobe shall thereupon retire (and hold in treasury) or cancel such released shares and, if the member of theglobe Indemnified Group with respect to such Losses is not theglobe, pay or cause to be paid such Losses to such member of theglobe Indemnified Group.

               (c) For purposes of this Section 8.4 and the Escrow Agreement, in view of the fact that successful claims for indemnification will ultimately have the effect of reducing the number of shares issuable to the Sellers, David Rae shall act as the representative and attorney-in-fact (the "Representative") on behalf of himself and all of the other Sellers, subject to the provisions of Section 8.4(d). The Representative shall keep the Sellers reasonably informed of his decisions of a material nature. The Representative is authorized to take any action deemed by him appropriate or reasonably necessary to carry out the provisions of, and is authorized to act on behalf of, the Sellers for all purposes related to this Article VIII, including the acceptance of service of process upon the Sellers and the acceptance or compromise of claims for indemnification, and all decisions and actions of the Representative shall be binding and conclusive upon the Sellers and may be relied upon by theglobe Indemnified Parties and the Escrow Agent as the decision and action of all of the Sellers.

               (d) The Representative shall not be liable to any of the Sellers for any error of judgment, act done or omitted by him in good faith, or mistake of fact or Law unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel. The Representative shall not be responsible for determining or verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement or the Escrow Agreement.

     Section 8.5 Indemnification Procedure. (a) The party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the party from which indemnification is being sought (the "Indemnifying Party") (or, if indemnification is sought pursuant to the Escrow Agreement, the Representative and the Escrow Agent) of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Notices"). Notice shall in all events be considered prompt if given (1) no later than 15 days after the Indemnified Party learns of the facts upon which it will claim such indemnification or
(2) if earlier, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Article VIII; provided, however, that the failure to provide such Notice of claims promptly (so long as a notice of claims is given before the date on which the applicable representation or warranty ceases to survive) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect (the "Election") to take over the defense of such claim within 10 business days following Notice thereof upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Party with respect to such claim; provided, however, that theglobe shall be permitted, at its option, to require that the Sellers shall not take over the defense of any claim brought by any Person with which theglobe or the Surviving Corporation has a material business relationship against any member of theglobe Indemnified Group for which indemnification is available pursuant to this Article VIII, and upon exercise of such option such member of theglobe Indemnified Group shall defend such claim, subject to the following conditions: (i) the Sellers shall be entitled, in their discretion and at their expense, to engage counsel and to participate in any discussions, meetings, negotiations and other communications which may be held or conducted between such member of theglobe Indemnified Group and such customer or supplier, or their respective counsels, with respect to such claim; (ii) such member of theglobe Indemnified Group shall consult with the Representative before making or communicating to such customer or supplier, or its counsel, any decisions concerning such member's strategy or position with respect to the defense of such claim; and (iii) such member of theglobe Indemnified Group shall not settle or otherwise dispose of such claim without the consent of the Representative. If the Indemnifying Party makes an Election, (x) it shall keep the Indemnified Party informed as to the status of the applicable matter and shall send promptly copies of all pleadings to the Indemnified Party, (y) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition shall be required if such settlement or disposition shall result in or would reasonably be expected to result in any Liability to, equitable relief against or adverse business effect on the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnified Party shall have the right to participate jointly in the defense of such claim, but shall do so at its own cost not subject to reimbursement. If the Indemnifying Party does not elect to take over the defense of a third-party claim, the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment.

               (b) Notwithstanding any provision of this Article VIII to the contrary, with respect to any third-party claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if the Indemnified Party receives and certifies to the Indemnified Party that it has received advice of counsel to the effect that there exist sufficient conflicts that make it reasonably necessary or appropriate for separate counsel to represent the Indemnified Party and the Indemnifying Party.

               (c) The amounts for which an Indemnifying Party shall be liable under Sections 8.2 and 8.3 of this Agreement shall be net of any insurance proceeds received by the Indemnified Party (less the costs of collection of such insurance proceeds) compensating the Indemnified Party for Losses of the Indemnified Party for which the Indemnifying Party would otherwise be liable pursuant to this Article VIII.


                                 ARTICLE IX

                               MISCELLANEOUS

     Section 9.1 Public Announcements. No Party shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Company and theglobe, except as may be required by Law.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy (with a hard copy following), to the applicable Party at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

               (a) if to the Company or any Seller or other Stockholder:

                   Attitude Network, Ltd.
                   10621 Airport Pulling Road North, Suite 5
                   Naples, Florida  34108
                   Attention:  Mr. David Rae
                   Telecopy No.:  (941) 513-9555

                   With a copy to:

                   Cheffy Passidomo Wilson and Johnson
                   821 Fifth Street South
                   Suite 200
                   Naples, Florida  34102
                   Attention:   Ed Cheffy, Esq.
                                Kevin Carmichael, Esq.
                   Telecopy No.:  (941) 436-1535

                   and a copy to:

                   Buchanan Ingersoll, P.C.
                   Nationsbank, Suite 2100
                   100 S.E. 2nd Street
                   Miami, Florida  33131
                   Attention: Ralph B. Bekkevold, Esq.
                   Telecopy No.:  (305) 347-4089

               (b) if to theglobe or Merger Sub:

                   theglobe.com, inc.
                   31 West 21st Street
                   New York, New York  10010
                   Attention:  Mr. Todd V. Krizelman
                   Telecopy No.:  (212) 367-8604

                   With a copy to:

                   Fried, Frank, Harris, Shriver & Jacobson
                   One New York Plaza
                   New York, New York  10004
                   Attention:  Valerie Ford Jacob, Esq.
                               Lawrence N. Barshay, Esq.
                   Telecopy No.:  (212) 859-4000

     Section 9.3 Certain Definitions; Certain Interpretations. (a) For purposes of this Agreement, the following terms shall have the following meanings:

                         "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. Each of the Company and the Subsidiary shall be deemed to be an Affiliate of the Sellers and the Stockholders before the Effective Time and an Affiliate of theglobe after the Effective Time.

                         "Ancillary Documents" shall mean all Commitments, certificates and other documents delivered simultaneously with this Agreement or to be delivered at the Closing in connection with the transactions contemplated hereby including, without limitation, the Employment Agreements.

                         "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                         "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

               (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation" if such words are not already present. The words "to the knowledge of the Company and the Sellers" and words of similar import shall mean the knowledge of any officer of the Company or the Subsidiary or any Seller.

               (c) All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as specifically set forth herein, does not and is not intended to, confer upon any Person other than the Parties any rights or remedies hereunder.

     Section 9.7 Assignment. Except as otherwise set forth herein, this Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties.

     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws provisions thereof, provided that the provisions of Article II relating to the form of Merger shall be governed by the applicable provisions of the DGCL. Each of the Parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America each located in the Borough of Manhattan in the City of New York for any Litigation arising out of or relating to this Agreement or the Merger or any of the other transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in these courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.2 shall be effective service of process for any Litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the Merger or any of the other transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the Borough of Manhattan in the City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any Litigation arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

     Section 9.9 Transaction Costs. All Transaction Costs other than Invoiced Transaction Costs which reduced the Aggregate Consideration shall be paid by the Sellers. All fees and expenses of financial, legal, accounting and other advisors retained by the Sellers and other out-of-pocket costs of the Sellers incurred in connection with the transactions contemplated hereby shall be paid by the Sellers. All fees and expenses of financial, legal, accounting and other advisors retained by theglobe and other out-of-pocket costs of theglobe incurred in connection with the transactions contemplated hereby shall be paid by theglobe.

     Section 9.10 Amendments. This Agreement may be amended at any time before the Effective Time but only pursuant to a writing executed and delivered by theglobe and the Company and only in accordance with the provisions of applicable Law.

     Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   theglobe.com, inc.

                                   By: /s/ Edward A. Cespedes
                                      -----------------------------------
                                       Name:  Edward A. Cespedes
                                       Title: Vice President


                                   BUCKY ACQUISITION CORP.

                                   By: /s/ Edward A. Cespedes
                                      -----------------------------------
                                       Name:  Edward A. Cespedes
                                       Title: Treasurer and Secretary


                                   ATTITUDE NETWORK LTD.

                                   By: /s/ David C. Rae
                                      -----------------------------------
                                       Name:  David C. Rae
                                       Title: Chief Executive Officer

                                   SELLERS:

                                   /s/ David C. Rae
                                   --------------------------------------
                                   David C. Rae


                                   /s/ Kim Brown
                                   --------------------------------------
                                   Kim Brown


                                   /s/ Frank J. Crothers
                                   --------------------------------------
                                   Frank J. Crothers


                                   /s/ Edward M. Miller
                                   --------------------------------------
                                   Edward M. Miller



                                   /s/ David Mobley
                                   --------------------------------------
                                   David Mobley



                                   MARICOPA INVESTMENT CORPORATION


                                   By: /s/ David M. Mobely
                                      -----------------------------------
                                       Name:  David M. Mobley
                                       Title:


                                   CARIBBEAN CHILDREN'S FOUNDATION, LTD.


                                   By: /s/ Edward Miller
                                      -----------------------------------
                                       Name:  Edward Miller
                                       Title: Investment Advisor


                                   ENSIGN TRADING CORPORATION


                                   By: /s/ David M. Mobley
                                      -----------------------------------
                                       Name:  David M. Mobley
                                       Title: